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                                                                   EXHIBIT 10.18


October 7, 1998



Mr. Theodore L. Bathurst

Dear Ted:

I believe, in our discussions regarding your employment, we have agreed on the following:

TITLE - Vice President and Chief Financial Officer.

SALARY -- $250,000 per annum.  Guaranteed for one year.

BONUS -- Target of $150,000 per year based on a to-be-developed plan for 1999. Guarantee of $150,000 divided by 4 or $37,500 for 1998 to be paid in January of 1999.

OPTIONS -- 250,000 shares at $6-7/16, exercisable in 20% increments over five years.

START DATE -- October 7, 1998.

REPORT TO -- C. A. Rundell, Jr., but expected to work closely with Louis A. Waters and William D. Oates (Executive Committee Members).

FRINGE BENEFITS -- Standard Tyler (parking, medical, holidays, etc.).

VACATION -- Up to four weeks as appropriate.

SEVERANCE -- If you are terminated by Tyler for any reason other than fraud, theft, gross negligence, or personal malfeasance, you will receive a lump sum cash severance payment equal to one year, then current, base salary in release of all your claims against the Company. If you were to be terminated as a result of a change in control, you would receive a lump sum cash severance of one year's salary. Also in release of all your claims against the Company. In either event of termination, you would receive medical benefits, paid by the Company, up to twelve (12) months, or a shorter period should you secure comparable employment elsewhere.


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Mr. Theodore L. Bathurst
October 7, 1998
Page Two


We are excited about having you on board and look forward to your help.

Sincerely,


C. A. Rundell, Jr.


Agreed and Accepted:


------------------------
Theodore L. Bathurst

Date:
      ------------------

cc:  Louis A. Waters
     William D. Oates